Filed Pursuant To Rule 433

Registration No 333-286293

September 19, 2025

Visit grayscale.com Products Invest Now Grayscale ETFs & ETPs Curated exposure to cryptocurrencies and the digital economy Explore our products Grayscale funds aim to capture future-forward investment opportunities and represent potential growth areas in our constantly evolving world. Crypto ETPs Equity ETFs Income-Focused ETFs

GDLC Grayscale CoinDesk Crypto 5 ETF As of 09/18/2025 GBTC Grayscale Bitcoin Trust ETF Market Price $92.24 As of 09/18/2025 BTC Grayscale Bitcoin Mini Trust ETF Market Price $52.04 As of 09/18/2025 ETHE Grayscale Ethereum Trust ETF Market Price $37.82 As of 09/18/2025 ETH Grayscale Ethereum Mini Trust ETF Market Price $43.24 As of 09/18/2025 GDLC, GBTC, ETHE, BTC, and ETH (collectively the "Funds"), exchange traded products, are not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore are not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. The Funds are subject to significant risk and an investor may lose all their money. The Funds are subject to heightened volatility and are not suitable for all investors. An investment in the Funds is not a direct investment in Ether or Bitcoin. Ready to invest? Stay on top of the latest crypto news and insights Crypto ETPs Grayscale CoinDesk Crypto 5 ETF Grayscale Bitcoin Trust ETF Grayscale Bitcoin Mini Trust ETF Equity ETFs Grayscale Bitcoin Miners ETF Grayscale Bitcoin Adopters ETF Income-Focused ETFs Grayscale Bitcoin Covered Call ETF Grayscale Bitcoin Premium Income ETF

Grayscale Ethereum Trust ETF Grayscale Ethereum Mini Trust ETF Visit grayscale.com © 2025 Grayscale. All rights reserved Privacy Policy Terms of Service Social Media Disclosure Investments in the products on this page are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. The products mentioned on this page are not suitable for any investor that cannot afford loss of the entire investment. Unlike mutual funds, ETFs may trade at a premium or discount to their net asset value. Carefully consider the investment objectives, risk factors, fees and expenses before investing. Grayscale CoinDesk Crypto 5 ETF, Grayscale Bitcoin Trust ETF, Grayscale Ethereum Trust ETF, Grayscale Bitcoin Mini Trust ETF, and Grayscale Ethereum Mini Trust ETF (collectively the "Funds") The Funds have filed registration statements (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and other documents the Funds have filed with the SEC for more complete information about the Funds and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Funds or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent and Grayscale is the sponsor of the Funds. MNRS, BTCC, BPI, ETCO, and BCOR (collectively the "Funds") Investors should consider the investment objectives, risks, charges and expenses carefully before investing. For prospectuses or summary prospectuses with this and other information about the Funds, please call (866)-775-0313 or visit our website at www.grayscale.com. Read the prospectuses or summary prospectuses carefully before investing. The Funds are distributed by Foreside Fund Services, LLC and Grayscale Advisors, LLC is the sponsor.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.